Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

THE SECOND QUARTER OF FISCAL 2011

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
pdemirdjian@jaggedpeak.com	anorstrud@jaggedpeak.com
813.637.6900	813.637.6900

NET REVENUE INCREASES OVER 37% TO $13.8 MILLION

CONTINUED NET INCOME PROFITABILITY

TAMPA, FL– August 18, 2011–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise eCommerce software, distribution and fulfillment services, announced financial results for the second quarter ended July 1, 2011.

Jagged Peak’s TotalCommerce outsourced eCommerce solution is resonating with the market place. Additionally, the Company’s existing clients are adding new eCommerce sites to their online businesses, and new clients are adopting the EDGE platform for their eCommerce needs at an accelerated rate. In the last two quarters, Jagged Peak added six new distribution centers to its fully integrated warehouse network, which now totals 19 facilities throughout North America. The additional warehouses enable Jagged Peak’s clients to accelerate delivery of shipments to customers while lowering shipping costs. Through its 19 fulfillment centers, Jagged Peak is able to deliver 96 percent of orders in the U.S. by the next day at discounted ground or standard rates using multiple carriers. And, in Jagged Peak’s New York City distribution center, 98 percent of orders placed by 4:00 p.m. are delivered the same day. This and other recent technology enhancements have contributed to the Company’s growth.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc. commented, “We are thrilled to realize 37 percent growth in the first half of 2011. This is the result of our continued investment in our eCommerce technology and infrastructure. Recently we launched a new client eCommerce site that scored one of the highest single-day activity volumes ever. This is a testament to our team, our platform and our services. Recent additions to our executive team include Michael Mercier, who is Sr. Vice President of Business Development and Strategy and Ron Surfield, who is Vice President of Professional Services. These new executive positions, combined with the expertise and experience of our entire Jagged Peak team, will continue to foster the Company’s growth and expansion beyond 2011.

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “During tough economic conditions, we are able to accelerate our growth with increased sales and marketing, while maintaining our profitability. We continue to make large investments in the sales and marketing infrastructure to fuel growth and increase our brand awareness. In addition, we continue to expand our North American distribution infrastructure, enabling us to provide excellent service while decreasing transportation costs to our customers. To maintain this momentum, management expects to invest heavily in infrastructure and software in the next 12 months.”

Net revenues for the 26-week period increased more than 37 percent to approximately $13.8 million, compared to approximately $10.1 million for the same period last year. The increase in revenue was primarily related to the increase in transaction volume, continued expansion of services to existing customers and new technology customers. Cost of sales, which consist primarily of labor, software amortization, technology, facilities and other reimbursable expenses, increased by approximately 43 percent, to approximately $11 million, compared to approximately $7.7 million for the same period last year. As a percentage of revenue, cost of sales increased compared to the same period last year. The increased cost of sales resulted primarily from increased order volume, increased production capacity, increased lower margin revenue, technology enhancements and costs related to increased shipping revenue. General and Administrative expenses increased by approximately 23 percent to approximately $2.6 million compared with costs of approximately $2.1 million during the same period last year. The increase was primarily related to the increase in sales and marketing efforts and other overhead expenses related to the sales and marketing plan, as well as increased infrastructure costs. The Company reported a net income of approximately $27,500, or $(0.00) per weighted average share, compared with net income of approximately $36,800, or $(0.00) per weighted average share for the same period last year.

EBITDA for the 26-week period ended July 1, 2011, was approximately $524,800 compared to approximately $450,400 in the comparable period of the prior year. The increase in the EBITDA directly relates to the increase in sales compared to 2010. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes, if applicable, the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. The Company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between company’s earnings power more meaningful and providing consistent comparisons of the Company’s performance. The following reconciliation provides consistent comparisons of year-over-year EBITDA.

	For the 26-weeks ended
	July 1, 2011	June 25, 2010
Net profit as reported	$27,500	$36,800
Income tax expense	44,100	26,400
Interest expense	209,100	228,700
Depreciation and amortization	244,100	158,500

EBITDA	$524,800	$450,400

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company has included in this report earnings “EBITDA,” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA, when applicable. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is an eCommerce software and services company headquartered in Tampa, Florida, providing Demand and Supply Chain management, CRM execution and e-Fulfillment solutions and services. The Company's flagship product, EDGE (E-Business Dynamic Global Engine), is a web-based software application that enables companies to control and coordinate multi-channel orders, catalogs, multi-warehouse inventories, and fulfillment across multiple customers, suppliers, employees and partners in real-time. The Company enables clients to build and operate custom branded portals such as eCommerce, incentive and rebate programs, customer service, repair and reverse logistics, marketing materials management, and automate other business processes through the use of the EDGE application and its related tools. The EDGE platform has been deployed in multiple vertical markets such as consumer goods, financial services, distribution, travel and tourism and manufacturing.

Jagged Peak has continued TotalCommerce, an end-to-end solution that enables a company to quickly and cost effectively launch a fully operational, best practices, eCommerce online channel direct to its consumers. TotalCommerce is an outsourced “managed services” solution that leverages Jagged Peak’s extensive technology and supply chain infrastructure and provides manufacturers with a turnkey, rapidly deployable solution including eCommerce webstore(s); order, inventory and transportation management software; a nationwide network of fulfillment centers; back office program management; and a range of online marketing services.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 31, 2010.

-Tables Follow-

Jagged Peak, Inc.

Consolidated Statements of Operations (Unaudited)

	Thirteen Week Period Ended		Twenty-Six Week Period Ended
	July 1, 2011	June 25, 2010	July 1, 2011	June 25, 2010

Revenue	$7,597,600	$4,949,500	$13,840,500	$10,090,000

Cost of revenues	6,136,000	3,713,500	10,973,800	7,693,100

Gross profit	1,461,600	1,236,000	2,866,700	2,396,900

Selling, general and administrative expenses	1,341,600	1,077,100	2,586,000	2,096,900

Operating income	120,000	158,900	280,700	300,000

Other expenses		1,100	0	8,100

Interest expense	95,800	117,100	209,100	228,700

Profit before income tax expense	24,200	40,700	71,600	63,200

Provision for income tax expense	15,900	15,200	44,100	26,400

Net income	$8,300	$25,500	$27,500	$36,800

Weighted average number of common shares outstanding – basic	16,245,961	16,020,961	16,139,711	16,020,961

Net income per share – basic	$0.00	$0.00	$0.00	$0.00

Weighted average number of common shares outstanding – fully diluted	16,608,609	16,030,665	16,359,198	16,030,665

Net income per share – fully diluted	$0.00	$0.00	$0.00	$0.00

Jagged Peak, Inc.

Consolidated Balance Sheets

	July 1, 2011 (Unaudited)	December 31, 2010 (Audited)
Assets
Current assets:
Cash	$241,700	$550,800
Accounts receivable, net of allowance for doubtful accounts of $70,000 and $60,000 at July 1, 2011 and December 31, 2010, respectively	2,676,800	1,878,700
Other receivables	206,700	234,100
Work in process, net of allowance of $30,000 and $30,000 at July 1, 2011 and December 31, 2010, respectively	206,900	194,600
Deferred tax asset	296,300	290,000
Other current assets	493,800	397,100

Total current assets	4,122,200	3,545,300

Property and equipment, net of accumulated depreciation of $1,822,800 and $1,720,500 at July 1, 2011 and December 31, 2010, respectively	379,600	264,200

Other assets:
EDGE and other applications, net of accumulated amortization of $1,751,200 and $1,609,400 at July 1, 2011 and December 31, 2010, respectively	608,300	524,700
Deferred tax asset	1,101,600	1,151,500

Total long-term assets	2,089,500	1,940,400

Total assets	$6,211,700	$5,485,700

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, trade	$2,761,300	$2,433,700
Accrued payroll and bonuses	466,700	410,200
Other accrued expenses	48,600	104,600
Deferred rent	0	14,900
Notes payable, current portion	1,250,000	0
Deferred revenue and customer deposits	1,179,700	814,500

Total current liabilities	5,706,300	3,777,900

Long-term liabilities:
Long-term debt	0	1,250,000

Total long-term liabilities	0	1,250,000

Temporary equity – Common stock, 1,000,000 and 775,000 for the period ended July 1, 2011 and December 31, 2010, subject to certain debt requirements.	170,000	162,800

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding at July 1, 2011 and December 31, 2010	0	0
Common stock, $.001 par value; 70,000,000 shares authorized; 16,245,961 shares issued and 16,123,470 outstanding at July 1, 2011 and 16,020,961 shares issued and 15,898,470 outstanding at December 31, 2010	16,300	16,100
Additional paid-in capital	3,438,900	3,426,200
Treasury stock, 122,491 shares	(9,000)	(9,000)
Accumulated deficit	(3,110,800)	(3,138,300)

Total stockholders’ equity	335,400	295,000

Total liabilities and stockholders’ equity	$6,211,700	$5,485,700